Sigma Labs Announces Appointment of Two New Board Members

Sam Bell and Frank Garofalo Bring Strong Entrepreneurial and Operations Expertise

SANTA FE, N.M. – January 17, 2017 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced that it has appointed Sam Bell and Frank Garofalo to its Board of Directors, effective immediately. Mr. Bell is a retired CPA who worked for 39 years with Ernst & Young at various locations throughout the country. His last position, as an Area Managing Partner, was in the Pacific Southwest – where he oversaw the largest region for Ernst & Young in the United States. He has also served as President of Los Angeles Business Advisors, a not-for-profit organization, as well as been active in the United Way. Mr. Bell is currently a Director of TCW Funds, TCW Strategic Income Fund, Inc. and Point 360, and he was previously a director of the Broadway National Bank. Mr. Bell has a B.A. in Business and Accounting from the University of Texas at Austin.

Mr. Garofalo is the founder and Managing Partner of Garofalo & Associates, a strategic consulting and financial advisory firm primarily dedicated to technology growth companies. Prior to founding the firm in 2000, he served for 15 years at PaineWebber (now UBS), where he rose to become Vice President within the company’s investment banking division. Mr. Garofalo has also worked at Arthur D. Little as well as been involved in several technology-related startups. He has a B.S. in Electrical Engineering from MIT, a M.S. in Computer Control Engineering from the University of Michigan, and an MBA from Harvard University.

“I am delighted to announce the addition of these two esteemed individuals to Sigma Labs’ Board of Directors,” said Mark Cola, President and CEO of Sigma Labs. “Together, Sam and Frank bring many decades of financial, operational, and strategic expertise to our company and will serve us well as we enter an exciting period of growth. They are both well connected within the industry and possess an entrepreneurial passion that will help us manage the complexities of expanding the business, serving our customers, strengthening the balance sheet, and bringing value to our shareholders. It says a great deal that individuals of such caliber share the same vision as Sigma Labs – one where we believe our proprietary PrintRite3D® software will transform mass production processes through the use of advanced additive manufacturing.”

About Sigma Labs, Inc.

Sigma Labs, Inc. develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit www.sigmalabsinc.com.

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Chris Witty

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